Exhibit 99.1

Winston Hotels, Inc.
2626 Glenwood Avenue • Suite 200
Raleigh, North Carolina 27608
www.winstonhotels.com
NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:	DALYGRAY:
Patti L. Bell	Jerry Daly or Carol McCune
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)\
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Sells Participation in Lady Luck Loan
Company Also Announces First Quarter Preferred Dividend; Suspends Common Dividend
     RALEIGH, N.C., March 2, 2007 — Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced that it has closed on the sale of its junior participation interest in the Lady Luck loan to the loan’s senior participant for approximately $15.2 million. Winston previously announced in a Form 8-K filed February 23, 2007 with the Securities and Exchange Commission its exercise of a put option to sell its interest in this loan.
     As a result of this transaction and pursuant to the terms of the merger agreement between Winston and Wilbur Acquisition Holding Company, LLC, the Lady Luck loan adjustment will equal $0, and the $14.10 cash merger consideration to be paid for each share of Winston common stock will remain unchanged.

Preferred Dividend Declared
     Separately, Winston announced that its board of directors has declared a cash dividend of $0.50 per Series B Cumulative Preferred share for the first quarter of 2007. The cash dividend is payable on April 16, 2007, to preferred shareholders of record on March 30, 2007.
     Pursuant to the terms of the merger agreement, the company is prohibited from paying common dividends. As a result, the company has suspended its common dividend.
About Winston Hotels
     As of December 31, 2006, Winston Hotels owned or was invested in 53 hotel properties in 18 states, having an aggregate of 7,205 rooms. This included 44 wholly owned properties with an aggregate of 6,013 rooms, a 41.7% ownership interest in a joint venture that owned one hotel with 121 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned four hotels with an aggregate of 545 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to the company. As of December 31, 2006, the company also had $52.1 million in loan receivables from owners of several hotels. The company does not hold an ownership interest in any of the hotels for which it has provided debt financing. For more information about Winston Hotels Inc, visit the company’s web site at www.winstonhotels.com.
Additional Information about the Merger and Where to Find It
     In connection with the proposed merger, Winston will file relevant materials with the Securities and Exchange Commission, including a proxy statement. INVESTORS AND

SECURITY HOLDERS OF WINSTON ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINSTON, THE BUYER AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by Winston with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Winston by contacting Winston’s Investor Relations at (919) 510-8003 or accessing Winston’s investor relations website. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.
     Winston and the buyer and their respective executive officers, directors, and employees may be deemed to be participating in the solicitation of proxies from the security holders of Winston in connection with the merger. Information about the executive officers and directors of Winston and the number of Winston common shares beneficially owned by such persons is set forth in the proxy statement for Winston’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on March 17, 2006, and Winston’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 14, 2006. Investors and security holders may obtain additional information regarding the direct and indirect interests of Winston and the buyer and their respective executive officers, directors and employees in the merger by reading the proxy statement regarding the merger when it becomes available.
Cautionary Note Regarding Forward Looking Statements
     Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the outcome of any legal proceedings that may be instituted against Winston and others following announcement of the merger agreement; (iii) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (v) the ability to recognize the benefits of the merger; and (vi) the amount of the costs, fees, expenses and charges related to the merger. Although Winston believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact Winston’s future results, performance, achievements or transactions, see the documents filed by Winston from time to time with the Securities and Exchange Commission, and in particular the section titled, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 14, 2006. Winston undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.